Exhibit 10.2

July 13, 2012

Dear Alan,

Congratulations! We are happy to offer you the position of Corporate Controller with Yelp Inc. This offer is conditioned on you passing our background, providing proof of your identity and ability to legally work within the United States, and signing our standard Confidentiality and Invention Assignment Agreement.

Here’s what you need to know if you accept:

1. Basics

Your employment will start on July 26, 2012, and will be reporting to Rob Krolik on our Finance team. You will work primarily in San Francisco, California, although you may also be required to work at other Yelp offices and locations from time to time. As an exempt salaried employee, you will be expected to work the hours, including evenings and weekends, required to perform your job duties.

2. Compensation

The annualized salary for this position is $190,000, less required and designated payroll deductions and withholdings, payable pursuant to our regular payroll policy. We currently make payments twice a month.

You will also be paid a one time signing bonus of $10,000 within the first two weeks of your start date. This signing bonus will be earned evenly over your first year of employment with Yelp. In the event that your employment with Yelp terminates for any reason before the completion of twelve (12) full months with the Company, you will refund a pro-rata share of this signing bonus immediately.

3. Stock Options

Yelp will recommend that its Board of Directors grant you an option to purchase 15,000 shares of Yelp’s common stock with an exercise price equal to the fair market value on the date of the grant. The option will vest according to a four-year vesting schedule, with one quarter of the shares vesting at the end of your first year of employment, and the remaining shares vesting ratably on a monthly basis over the next three years. Vesting is conditioned on your continued employment with Yelp. The option will be an incentive stock option to the maximum extent allowed under the tax code, and will be subject to the terms of Yelp’s stock plan and a separate stock option agreement between you and Yelp.

We may change your compensation and benefits from time to time in our sole discretion.

4. Benefits

We’re happy to make our standard benefits package available to you, including health, dental, vision, term life insurance, long-term disability, and 401K plans. You’re also eligible for fifteen (15) days of paid time off per year, prorated for the remainder of the calendar year. Please feel free to ask HR for more details on benefits.

5. Dispute Resolution and Other Policies

Like every company, we have our share of do’s and don’ts, and other company policies. Your continued employment at Yelp will be conditioned on your complying with these policies. In particular, you will need to comply with our Employee Handbook, which sets forth a range of important policies. Please note the dispute resolution policy in particular, which calls for disputes between you and Yelp to be adjudicated through binding arbitration rather than the courts. You may opt-out of this policy, as described therein. We will make the Employee Handbook available to you on our intranet site when you start. Please read it carefully. Your continued employment at Yelp will constitute your acknowledgement and acceptance of these policies.

6. At-Will Employment

Your position with Yelp will be “at-will,” meaning that both you and Yelp may terminate your employment at any time, for any reason, and without notice. This letter contains the entire agreement between you and Yelp regarding the right and ability of either you or Yelp to terminate your employment. In addition, please note that we may change your position, duties, compensation, benefits, and work location from time to time in our sole discretion.

7. Miscellaneous

By signing below, you represent that taking and performing the position Yelp is offering you will not violate the terms of any agreements you may have with others, including any former employers. You also understand that in your work for Yelp, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Yelp. You agree that you will not bring into the office — or use in your work for Yelp — any unpublished documents or property belonging to any former employer or third party that you are not authorized to use for that purpose or disclose. You also represent that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.

8. Conclusion

This letter, together with the Confidentiality and Invention Assignment Agreement and Yelp’s Code of Conduct, will form the complete and exclusive statement of your employment agreement with Yelp (“Employment Agreement”). The Employment Agreement supersedes any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matter of the Employment Agreement. The Employment Agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of Yelp.

We are committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to you joining us! Please sign the bottom of this letter and return it to accept this offer. This offer will terminate if we do not receive confirmation of your acceptance by Monday, July 16, 2012.

Sincerely,

Rob Krolik
Yelp Inc.

/s/ Alan Ramsay	7/13/12
Employee Acceptance/Signature	Date